UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013
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Libbey Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (419) 325-2100
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 21, 2013, Libbey Inc. (“we,” “us,” “our” or “Libbey”) announced a tentative plan to discontinue production of certain glassware in North America and reduce manufacturing capacity at our Shreveport, Louisiana manufacturing facility. In our announcement, we indicated that we would be discussing the tentative plan with the United Steelworkers (USW).

After discussions with the USW, we determined, on February 25, 2013, that our tentative plan would become final. As a result, on or before May 30, 2013, we will cease production of certain glassware in North America and reduce manufacturing capacity at our Shreveport, Louisiana manufacturing plant. We will discontinue the use of one furnace and, by September 30, 2013, relocate a portion of the production from the idled furnace to our Toledo, Ohio and Monterrey, Mexico locations. This decision is part of our previously-disclosed strategy to reduce costs in our North American operations.
In connection with this plan, we expect to incur a pre-tax charge in the range of approximately $8 million to $10 million, beginning in the first quarter of fiscal 2013. This estimate consists of: (i) up to $5 million in fixed asset impairment charges, (ii) up to $2.5 million in severance and other employee related costs and (iii) up to $2.5 million in production transfer expenses. The Company expects up to $5 million of the pre-tax charge to result in cash expenditures, most of which is expected to be paid in the second and third quarters of 2013.
We are still in the process of finalizing our plans and the impacts of the bargaining decisions and expect to be able to estimate the dollar savings of the expected benefits later this year. We expect to be in a position to discuss these savings in the filings associated with our first quarter 2013 earnings.

Item 2.06 Material Impairments.

The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Libbey Inc. Registrant
Date: February 28, 2013	By:	/s/ Sherry L. Buck
Sherry L. Buck
Vice President and Chief Financial Officer